As filed with the Securities and Exchange Commission on January 31, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Modtech Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0825386
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2830 Barrett Avenue

Perris, California 92571

(951) 943-4014

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David M. Buckley

President and Chief Executive Officer

Modtech Holdings, Inc.

2830 Barrett Avenue

Perris, California 92571

(951) 943-4014

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William J. Simpson, Esq.

Paul, Hastings, Janofsky & Walker LLP

695 Town Center Drive, 17th Floor

Costa Mesa, California 92626-1924

(714) 668-6200

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	4,189,658	$8.69	$36,408,128.02	$4,285.24

(1)	Represents: (i) the number of shares of common stock issuable upon conversion in full of the convertible notes described herein; (ii) the number of shares of common stock issuable upon exercise of the warrants described herein; and (iii) any additional shares issuable in connection with certain anti-dilution provisions of such convertible notes and the related warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement upon conversion of the convertible notes and exercise of the related warrants, we calculated 130% of the number of shares issuable upon conversion of the convertible notes and exercise of the related warrants, at a conversion or exercise price of $8.70, respectively. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	Estimated solely for the purpose of computing the registration fee required pursuant to Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low prices of the Common Stock on January 25, 2005 as reported on the NASDAQ National Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 31, 2005

PROSPECTUS

MODTECH HOLDINGS, INC.

4,189,658 Shares of

Common Stock

par value $0.01 per share

This prospectus relates to an aggregate of 4,189,658 shares of common stock of Modtech Holdings, Inc. that may be offered for sale by the persons named in this Prospectus under the caption “Selling Stockholders” who may acquire such shares upon conversion of our senior subordinated secured convertible note and exercise of warrants. We will not receive any of the proceeds from the offer and sale of the shares.

The shares may be offered for sale from time to time by each selling stockholder acting as principal for its own account or in brokerage transactions at prevailing market prices or in transactions at negotiated prices. No representation is made that any shares will or will not be offered for sale. It is not possible at the present time to determine the price to the public in any sale of the shares by the selling stockholders and each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the selling stockholders.

Our common stock currently trades on the Nasdaq National Market under the symbol “MODT.”

See “ Risk Factors” beginning on page 4 to read about risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February     , 2005

As used in this prospectus, the terms “we,” “us,” “our,” the “Company” and “Modtech” means Modtech Holdings, Inc. and its subsidiaries (unless the context indicates a different meaning), and the term “common stock” means our common stock, $0.01 par value per share.

No dealer, salesman or other person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us or by any selling stockholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Modtech since the date hereof.

SUMMARY

This prospectus contains forward looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors appearing under “Risk Factors” and elsewhere in this prospectus.

The following summary does not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision.

We are a leading provider of modular classrooms in the State of California and a significant provider of classroom, commercial and light industrial modular buildings in California, Nevada, Arizona, New Mexico, Utah, Colorado, Texas, Florida and other neighboring states. We serve the educational, commercial, governmental, institutional and retail markets. We distribute our classroom and custom projects through direct sales outside of California and we use dealers and distributors for all other markets. As of January 1, 2005, we had six manufacturing facilities, three in California and one in each of Texas, Arizona and Florida. We use each of these manufacturing locations to manufacture and sell products into all the markets we serve.

Our principal executive offices are located at 2830 Barrett Avenue, Perris, California 92571 and our telephone number is (951) 943-4014. Information contained in our website, www.modtech.com, is not part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. Before purchasing these securities, you should carefully consider the following risk factors, as well as other information contained in this prospectus or incorporated by reference into this prospectus, to evaluate an investment in the securities offered by this prospectus. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

The loss of any of our key personnel or the failure to attract or retain manufacturing, marketing and management personnel could impair our ability to grow our business.

Our future success depends upon our ability to attract and retain highly qualified manufacturing, marketing and managerial personnel. We are dependent upon the services of certain key personnel, including, our executive officers, David M. Buckley, Dennis L. Shogren and Ronald C. Savona. There can be no assurance that we will be able to retain existing key employees or that we will be successful in attracting, integrating or retaining other highly qualified personnel in the future. If we are unable to retain the services of our existing key employees or are unsuccessful in attracting new highly qualified employees, our business could be harmed.

Sales of our classroom product are dependent upon the legislative and educational policies and the financial condition of the states in which we do business.

The demand for our modular relocatable classrooms is affected by various state statutes which, among other things, prescribe:

•	the way in which all school classrooms to be constructed on public lands must be designed and engineered;

•	the methods by which customers for our classroom product, primarily individual school districts, obtain funding for the construction of new facilities; and

•	the manner in which available funding is spent.

As a result, our business depends upon the legislative and educational policies and financial condition of the states in which we do business. For example, in California, funding for new school construction and rehabilitation of existing schools by school districts currently is provided primarily at the state level, through annual allocations of funds derived from general revenue sources and statewide bond issues. In addition, school districts obtain funding for the purchase or lease of school facilities through the imposition of developers’ fees and local bond issuances. The availability of this funding is subject to financial and political considerations which vary from district to district and is not tied to demand. In California there is a requirement that, in order for school districts to increase the amount of funds to be received from developers in excess of the statutory level, school districts must show that 20% of all classroom space, not just space to be added, consists of relocatable classrooms. Although our classroom units qualify as relocatable structures, there are alternative structures that are less relocatable in nature than our classrooms that may also satisfy this legislative requirement. Changes in the legislative and educational policies or shortages of financial resources at either state or local levels in the states in which we do business could harm our business.

We have acquired and may continue to acquire other companies and may be unable to successfully integrate these companies into our operations.

In the past, we have expanded our operations through strategic acquisitions, and we may continue to expand and diversify our operations with additional acquisitions. If we are unsuccessful in integrating these companies into our operations or if integration is more difficult than anticipated, then we may experience disruptions that could harm our business. Some of the risks that may affect our ability to integrate acquired companies include those associated with:

•	unexpected losses of key employees or customers of the acquired company;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	coordinating new product and process development;

•	hiring additional management and other critical personnel; and

•	increasing the scope, geographic diversity and complexity of our operations.

We receive a significant portion of our revenues from the sale of classrooms to the State of California and California school districts and the leasing companies that lease to such school districts, and from a small number of independent dealers, the loss of any one of these customers or failure to collect a receivable from them could adversely affect our operations and financial position.

We receive a significant portion of our revenues from the sale of classrooms to California school districts, to leasing companies that lease to such school districts and to a small number of independent dealers. Historically, certain California school districts, certain leasing companies and certain independent dealers have individually accounted for 10% or more of our consolidated revenues in certain quarters or represented 10% or more of our net accounts receivables on any given date. During the year ended December 31, 2003, sales of classrooms, directly or indirectly, for use in California schools accounted for approximately 65% of our sales. During the same year, two independent dealers accounted for 6% and 4%, respectively, of our sales.

The loss of any significant end customer, the failure to collect a significant receivable from a significant end customer, any material reduction in orders by a significant end customer or the cancellation of a significant end customer order could harm our business.

Fluctuations, seasonality and economic downturns in any of our end-markets may have adverse consequences for our business.

Our quarterly revenue typically has been highest in the second and third quarters of the year when school districts generally place a large number of orders for modular classrooms to be delivered in time for the upcoming school year. Additionally, first and fourth quarter revenues are typically lower due to a greater number of holidays, days of inclement weather, and customer budget and fiscal constraints during such periods.

In the past, the level of funding available from the states in which we do business to the school districts which are the end customers of our classrooms have caused such districts to experience budget shortfalls and to reduce their demand for our products despite growing student populations. Consequently, future restrictions or limitations on funding available to school districts from the states in which we do business may adversely affect our business.

Our future results may fluctuate, fail to match past performance or fail to meet expectations.

Our results may fluctuate in the future, may fail to match our past performance or fail to meet the expectations of analysts and investors. Our results and related ratios, such as gross margin, operating income percentage and effective tax rate may fluctuate as a result of:

•	general economic conditions in the states where we sell our products;

•	legislative and educational policies in the states where we sell our products;

•	seasonality and variability in the modular classroom and our other end-markets;

•	the timing of new product introductions by us and our competitors;

•	product obsolescence;

•	the scheduling, rescheduling or cancellation of orders by our customers;

•	the cyclical nature of demand for our products;

•	capacity utilization;

•	product mix and pricing;

•	movements in interest rates or tax rates;

•	litigation and regulatory matters.

As a result of these factors, our past financial results are not necessarily indicative of our future results.

There are few barriers to entry into our market and our market share may be reduced if competitors enter the market or we are unable to respond to our competitors effectively.

The barriers to entry into the commercial and light industrial modular building industry are relatively low, consisting primarily of capital required to develop manufacturing facilities and the availability of a qualified labor pool. Manufacturers of other modular buildings, including housing and classrooms, who possess a skilled work force and manufacturing facilities, could easily adapt their manufacturing facilities to produce modular structures, and might choose to do so, during an economic downturn in their industry. We expect continued competition from existing competitors as well as competition from new entrants into the modular building market. Our ability to compete successfully depends on several factor, including:

•	maintaining high product quality;

•	ability to deliver products on a timely basis;

•	pricing policies of our competitors;

•	success in designing and manufacturing new products;

•	performance of competitors’ products;

•	marketing, manufacturing and distribution capability; and

•	financial strength.

To the extent our products achieve market success, competitors typically seek to offer competitive products or lower prices, which, if successful, could harm our business.

We are subject to government regulations and other standards that impose operational and reporting requirements.

Most of our contracts require us to build classrooms which meet certain established state mandated function and manufacturing specifications. Under such contracts, we assume the liability for correcting, without additional compensation, any deficiencies which cause the classrooms to fail inspection and certification tests. We rely upon our experience and expertise to evaluate the potential for such liability and to price our bids accordingly and we follow strict quality control standards and subject our units under construction to extensive testing under the supervision of inspectors hired by our customers. To date, our operating performance has not been materially impacted by such potential liability, however, if we incur such liability significantly in excess of our estimated profitability it could harm our business.

We are subject to a variety of Untied States federal, state and local government laws, rules and regulations, including those related to the use, storage, handling, discharge or disposal of certain toxic, volatile or otherwise hazardous chemicals used in the manufacturing process. If we were to incur substantial additional expenses to acquire equipment or otherwise comply with environmental regulations, product costs could significantly increase, thus harming our business.

The Sarbanes-Oxley Act of 2002 required us to change or supplement some of our corporate governance and securities disclosure and compliance practices. The Securities and Exchange Commission and Nasdaq have revised, and continue to revise, their regulations and listing standards. These developments have increased, and may continue to increase, our legal compliance and financial reporting costs. These developments may also make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This, in turn, could make it more difficult for us to attract and retain qualified member of our board of directors, or qualified executive officers.

Failure to comply with present or future laws, rules and regulations of any kind that govern our business could result in suspension of all or a portion of production, cessation of all or a portion of our operations, or the imposition of significant administrative, civil, or criminal penalties, any of which could harm our business.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires an annual management assessment of the effectiveness of internal controls over financial reporting and an annual report by our independent registered public accounting firm addressing the assessment. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Effective internal controls are necessary for us to produce reliable financial reports and are important in the prevention of financial fraud. If we cannot produce reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and there could be a material adverse effect on our stock price.

If we fail to obtain the capital necessary to fund our operations, we will be unable to complete our product development programs.

In the future, we may need to raise substantial additional capital to fund operations. We may be unable to raise additional financing when needed due to a variety of factors, including our financial condition, the status of our product programs, and the general condition of the financial markets. If we fail to raise additional financing as we need such funds, we will have to delay or terminate some or all of our product development programs.

We believe that our cash and cash equivalents balances at December 31, 2004, will be sufficient to meet our operating and capital requirements through at least the next three years. These estimates are based on assumptions and estimates, which may prove to be wrong. As a result, we may need or choose to obtain additional financing during that time and there can be no assurances that we will be able to obtain such financing, if needed, or that such financing will be on terms acceptable to us.

We may underutilize our manufacturing facilities or we may have inadequate facilities to meet the demand for our products.

We may underutilize our manufacturing facilities from time to time as a result of reduced demand for our products. If demand for our products does not increase consistent with our plans and expectations, we will likely underutilize our manufacturing facilities which could harm our business. Conversely, there may be situations in the future in which our manufacturing facilities will be inadequate to meet the demand for our products. Our inability to generate sufficient manufacturing capacities to meet demand, either through our own facilities or through outsourcing to third parties, could harm our business.

Our assembly line process requires a significant number of manufacturing employees, many of whom are employed at relatively low wages. In periods of low unemployment, we have experienced difficulty in finding suitable replacements for our workforce when turnover occurs. Additionally, the remote location of our manufacturing facility in Glen Rose, Texas, may make it difficult to hire qualified employees at that facility. Our inability to hire and retain sufficient numbers of manufacturing employees at any of our operating facilities could adversely affect our business.

Our products may be found to be defective, product liability claims may be asserted against us and we may not have sufficient liability insurance.

One or more of our products may be found to be defective, requiring a product replacement, recall, or repair. We may also be subject to product returns that could impose substantial costs and harm our business.

Product liability claims may be asserted with respect to our products. While we maintain some insurance, there can be no assurance that we have obtained a sufficient amount of insurance coverage, that asserted claims will be within the scope of coverage of the insurance, or that we will have sufficient resources to satisfy any asserted claims.

Our share price could be subject to extreme price fluctuations, and stockholders could have difficulty trading shares.

The market price for our common stock has been and may continue to be subject to significant fluctuations. Fluctuations could be in response to operating results, announcements of technological innovations, changes in legislative and educational policies and general market conditions. Additionally, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of individual companies. These market fluctuations, as well as general economic conditions, may adversely affect the price of our common stock.

In the past, securities class action litigation has often been instituted against a company following periods of volatility in the company’s stock price. This type of litigation, if filed against us, could result in substantial costs and divert our management’s attention and resources.

In addition, the future sale of a substantial number of shares of common stock by us or by our existing stockholders may have an adverse impact on the market price of the shares of common stock. There can be no assurance that the trading price of our common stock will remain at or near its current level.

Earthquakes or other natural disasters may cause us significant losses

Our corporate headquarters, certain of our manufacturing facilities and certain other critical business operations are located near major earthquake fault lines. We do not maintain earthquake insurance and could be harmed in the event of a major earthquake. We maintain some business interruption insurance to help reduce the effect of such business interruptions, but we are not fully insured against such risks.

Terrorist attacks, war and other acts of violence may negatively affect our operations and your investment

Terrorist attacks, such as the attacks that took place on September 11, 2001, wars, such as the war in Iraq, and other acts of violence, such as those that may result from the increasing tension in the Middle East and the Korean peninsula, or any other national or international crisis, calamity or emergency, may result in interruption to the business activities of many entities, business losses and overall disruption of the U.S. economy at many levels. These events or armed conflicts may directly impact our physical facilities or those of our customers and suppliers. Additionally, these events or armed conflicts may cause some of our customers or potential customers to reduce the level of expenditures on their services and products that ultimately may reduce our revenue. The consequences of these reductions are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business. For example, as a result of these events, insurance premiums for businesses may increase and the scope of coverage may be decreased. Consequently, we may not be able to obtain adequate insurance coverage for our business and properties. A “high” or “Orange” or “severe” or “Red” threat condition announced by the Homeland Security Advisory System or similar agency and any consequent effect on the transportation industry may adversely affect our ability to timely import materials from our suppliers located outside the United States or impact our ability to deliver our products to our customers without incurring significant delays. To the extent that these disruptions result in delays or cancellations of customer orders, a general decrease in corporate spending, or our inability to effectively market our services and products, our business and results of operations could be harmed.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult.

We are incorporated in Delaware. Certain anti-takeover provisions of Delaware law and our charter documents as currently in effect may make a change in control of our company more difficult, even if a change in control would be beneficial to the stockholders. Our board of directors has the authority to issue an additional 5,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by the stockholders. The rights of holders of our common stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock. Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors may use these provisions to prevent changes in the management and control of our company. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

FORWARD LOOKING STATEMENTS

This prospectus contains forward looking statements. These statements relate to future events or our future financial performance. We have identified forward looking statements in this prospectus using words such as “anticipates”, “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of such terms or other comparable terminology. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. These risks, uncertainties, assumptions and other factors, including the risks outlined under “Risk Factors,” may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from future results, levels of actual activity, performance or achievements expressed or implied by such forward looking statements.

Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward looking statements after the date of this prospectus to conform such statements to actual results, unless required by law.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares offered and sold for the accounts of the selling stockholders.

The selling stockholders will not pay any of the expenses that are incurred in connection with the registration of the shares, but each selling stockholder will pay all commissions, discounts and any other compensation to any securities broker dealers through whom it sells any of the shares.

THE SHARES COVERED BY THIS PROSPECTUS

We issued $25,000,000 aggregate principal amount of senior subordinated secured convertible notes to an institutional and accredited investor in a private placement of securities on December 31, 2004. The holder of the convertible notes also received warrants to purchase an aggregate of 229,886 shares of our common stock, exercisable at any time for 60 months at an exercise price per share equal to the product of 115% of the arithmetic average of the volume weighted average price of our common stock on the five trading days following the issuance of the notes (such product being $8.70), subject to certain antidilution adjustments.

Under the terms of the transaction, the convertible notes are convertible at any time by the holders thereof into shares of our common stock at a conversion ratio equal to the quotient derived by dividing (A) the stated principal amount by (B) the product of 115% of the arithmetic average of the volume weighted average price of our common stock on the five trading days following the issuance of the notes (such product being $8.70), subject to certain antidilution adjustments. Applying such formula, the convertible notes are convertible into an aggregate of 2,873,564 shares of our common stock as of the day immediately preceding the filing of the registration statement of which this prospectus is a part.

Under our registration rights agreement with certain of the selling stockholders, we agreed to register the number of shares determined by multiplying 130% of the total number of shares issuable upon conversion of the convertible notes and exercise of the warrants (assuming for purposes of such calculation, that such convertible notes and warrants were converted or exercised on the day immediately preceding the filing of the registration statement of which this prospectus is a part).

In addition, in connection with the private placement of the convertible notes and pursuant to our engagement letter with Rodman & Renshaw, LLC, we issued warrants to purchase up to 155,173 shares of our common stock, exercisable at any time for 60 months at an exercise price per share of $8.70, subject to certain antidilution adjustments.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are issuable upon conversion of convertible notes and upon exercise of warrants. For additional information regarding the issuance of such convertible notes and warrants, see “The Shares Covered by this Prospectus.” We are registering the shares of common stock in order to permit the selling stockholders to offer and sell the shares for resale from time to time. Except for the ownership of the convertible notes and the warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the convertible notes and warrants, as of January 31, 2005, assuming conversion of all convertible notes and exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise.

The third column lists the maximum number of shares of common stock which may be offered and sold by this prospectus by the selling stockholders.

In accordance with the terms of registration rights agreements with certain selling stockholders, this prospectus generally covers the resale of at least 130% of the sum of (i) the number of shares of common stock issuable upon conversion of the convertible notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC and (ii) the number of shares of common stock issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the convertible notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the convertible notes and the warrants, a selling stockholder may not convert the convertible notes or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus		Number of Shares Owned After Offering
Amphora Limited(1)	3,103,450	4,034,485	(2)	0

Rodman & Renshaw, LLC	155,173	155,173		0

(1)	Amaranth Advisors L.L.C., the trading advisor for Amphora Limited, exercises voting and/or dispositive power over the shares of common stock. Amaranth Advisors L.L.C. has designated authorized signatories who will sign on behalf of Amphora Limited, the selling stockholder. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C.
(2)	Under our registration rights agreement with the selling stockholder we agreed to register the number of shares determined by multiplying 130% of the total number of shares issuable upon conversion of the convertible notes and exercise of the related warrants (assuming for purposes of such calculation, that such convertible notes and warrants were converted or exercised on the day immediately preceding the filing of the registration statement of which this prospectus is a part).

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange transaction in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	any combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also transfer the securities by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. As and when a selling stockholder takes such actions, the number of securities offered under this prospectus on behalf of such selling stockholder will decrease. The plan of distribution for that selling stockholder’s securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933.

The convertible notes and warrants were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. We agreed to register the resale of the common stock issuable upon the conversion of the notes and the exercise of the warrants under the Securities Act of 1933, and to keep the registration statement of which this prospectus is a part effective until the date on which the selling stockholders may sell all of the securities without restriction pursuant to Rule 144(k) or have sold all of the securities. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel or other advisors to the selling stockholders, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders.

We will not receive any proceeds from sales of any securities by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

LEGAL MATTERS

For the purpose of this offering, Paul, Hastings, Janofsky & Walker LLP, Orange County, California, is giving an opinion of the validity of the issuance of the securities offered in this prospectus.

EXPERTS

The consolidated financial statements and schedule of Modtech Holdings, Inc. as of December 31, 2002 and 2003 and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements refers to Modtech Holdings, Inc.’s change in the method of accounting for goodwill and intangible assets in 2002.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms in Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s Web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. Further, all filings we make under the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1. Our Annual Report on Form 10-K for the year ended December 31, 2003;

2. Our Definitive Proxy Statement dated June 30, 2004, in connection with our 2004 Annual Meeting of Stockholders;

3. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

4. Our Current Reports on Form 8-K, as filed on May 3, 2004, May 7, 2004, August 9, 2004, August 12, 2004, September 10, 2004, September 16, 2004, September 28, 2004 October, 1, 2004, November 3, 2004, January 3, 2005 and January 13, 2005; and

5. The description of our common stock set forth in our Form 8-A, filed with the SEC on December 11, 1998.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

Modtech Holdings, Inc.

Attention: Dennis Shogren

2830 Barrett Avenue

Perris, California 92571

(951) 943-4014

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superceded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supercedes or replaces such statement. Any statement so modified, superceded or replaced shall not be deemed, except as so modified, superceded or replaced, to constitute part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses to be paid by the registrant in connection with the sale of the common stock being registered:

Securities and Exchange Commission registration fee	$4,285.24
Legal fees and expenses	20,000.00
Accountants’ fees and expenses	10,000.00
Miscellaneous	10,000.00
Total	$44,285.24

The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Reference is made to the Amended and Restated Certificate of Incorporation with the Registrant; the Bylaws of the Registrant; Section 145 of the Delaware General Corporation Law; which, among other things, and subject to certain conditions, authorize the Registrant to indemnify, or indemnify by their terms, as the case may be, the directors and officers of the Registrant against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer. Pursuant to this authority, the Registrant has entered into an indemnification agreement with each director and executive officer, whereby the Registrant has agreed to cover the indemnification obligations.

The Registrant maintains directors’ and officers’ insurance providing indemnification against certain liabilities for certain of the Registrant’s directors, officers, affiliates, partners or employees.

The indemnification provisions in the Registrant’s Bylaws, and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities arising under the Act.

Reference is made to the following documents incorporated by reference into this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein: (1) Certificate of Incorporation, filed as Exhibit 3.1 to Registrant’s Registration Statement on Form S-4 filed with the SEC on October 27, 1998; (2) the Registrant’s Bylaws filed as Exhibit 3.2 to Registrant’s Annual Report on Form 10-K filed with the SEC on March 15, 2004; and (3) the form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers filed as an exhibit to Modtech, Inc.’s (the predecessor of Registrant) Registration Statement on Form S-1 filed with the SEC on June 6, 1990, each incorporated by reference into this Registration Statement.

ITEM 16. EXHIBITS

Exhibit Number		Description of Document
5.1	*	Opinion of Paul, Hastings, Janofsky & Walker LLP.

23.1	*	Consent of Paul, Hastings, Janofsky & Walker LLP (included with Exhibit 5.1).

23.2	*	Consent of KPMG LLP, independent registered public accounting firm.

24.1	*	Power of Attorney (included with signatures).

*	Filed herewith

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made pursuant to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant undertakes that: (1) for purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Perris, State of California, this 31st day of January 2005.

MODTECH HOLDINGS, INC.

By:	/s/ DAVID M. BUCKLEY
David M. Buckley President, Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Buckley and Dennis L. Shogren and each of them severally, as such persons’ true and lawful attorneys-in-fact and agents for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any new Registration Statement filed under Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DAVID M. BUCKLEY David M. Buckley	President, Chief Executive Officer and Director (Principal Executive Officer)	January 31, 2005

/s/ DENNIS L. SHOGREN Dennis L. Shogren	Chief Financial Officer, Senior Vice President and Secretary (Principal Financial and Accounting Officer)	January 31, 2005

/s/ ROBERT W. CAMPBELL Robert W. Campbell	Director	January 31, 2005

Daniel J. Donahoe III	Director	January , 2005

/s/ STANLEY N. GAINES Stanley N. Gaines	Director	January 31, 2005

/s/ CHARLES R. GWIRTSMAN Charles R. Gwirtsman	Director	January 31, 2005

/s/ CHARLES C. MCGETTIGAN Charles C. McGettigan	Non-Executive Chairman of the Board, Director	January 31, 2005

/s/ MYRON A. WICK III Myron A. Wick III	Director	January 31, 2005

Exhibit Index

Exhibit Number		Description of Document
5.1	*	Opinion of Paul, Hastings, Janofsky & Walker LLP.

23.1	*	Consent of Paul, Hastings, Janofsky & Walker LLP (included with Exhibit 5.1).

23.2	*	Consent of KPMG LLP, independent registered public accounting firm.

24.1	*	Power of Attorney (included with signatures).

*	Filed herewith